Exhibit 23.2

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement to the Registration Statement (Form S-3 No. 333-43573) of Hospitality Properties Trust for the registration of 4,000,000 Shares Series A Cumulative Redeemable Preferred Shares filed on or about March 23, 1999, and to the incorporation by reference therein of our report dated February 3, 1998, with respect to the combined financial statements of SC Suites Summerfield Partnerships included in Hospitality Properties Trust's Current Report on Form 8-K dated April 15, 1998, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

Wichita, Kansas
March 18, 1999